Exhibit 99.1

Contact:

Michael Boennighausen

Chief Financial Officer

650-614-4100

Johnson & Johnson Acquisition of Conor Medsystems, Inc.

Receives Clearance From U.S. Federal Trade Commission

MENLO PARK, Calif., January 9, 2007 — Conor Medsystems, Inc. (Nasdaq: CONR) today announced that the U.S. Federal Trade Commission has granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act with respect to the previously announced merger agreement between Conor Medsystems, Inc., Johnson & Johnson (NYSE: JNJ) and a wholly owned subsidiary of Johnson & Johnson. The early termination of the waiting period satisfies a closing condition of the proposed transaction. The proposed transaction remains subject to other customary closing conditions, including approval of the transaction by Conor Medsystems’ stockholders. The proposed transaction is expected to close as promptly as possible after the satisfaction of those conditions and a special meeting of Conor Medsystems’ stockholders scheduled for January 31.

Conor Medsystems develops innovative controlled vascular drug delivery technologies, and has primarily focused on the development of drug-eluting stents to treat coronary artery disease. For further information on Conor Medsystems and controlled vascular delivery, visit www.conormed.com.

(This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations of future events. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially Conor Medsystems’ expectations and projections. Risks and uncertainties include satisfaction of closing conditions including receipt of regulatory approvals for the transaction, and the possibility that the transaction will not be completed; general industry conditions and competition; economic conditions, such as interest rate and currency exchange rate fluctuations; technological advances and patents attained by competitors; challenges inherent in new product development, including obtaining regulatory approvals; domestic and foreign health care reforms and governmental laws and regulations; and trends toward health care cost containment. A further list and description of these risks, uncertainties and other factors can be found in Conor Medsystems’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. This filing, as well as subsequent filings, are available online at www.sec.gov or on request from Conor Medsystems. Conor Medsystems does not undertake to update any forward-looking statements as a result of new information or future events or developments.)

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